Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Avenue Financial Holdings, Inc.:

We consent to the use of our report dated August 22, 2014, with respect to the consolidated balance sheets of Avenue Financial Holdings, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Nashville, Tennessee

January 9, 2015